    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 2001

                                                      REGISTRATION NO. 333-38294
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                        CIRCLE INTERNATIONAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                                                                   94-1740320
  (State or Other Jurisdiction of                                                    (I.R.S. Employer
  Incorporation or Organization)                                                    Identification No.)

                              15350 VICKERY DRIVE
                             HOUSTON, TEXAS  77032
             (Address of Principal Executive Offices and Zip Code)

                             ---------------------

                    CIRCLE INTERNATIONAL GROUP SAVINGS PLAN

                            (Full Title of the Plan)

                             ---------------------

                                 JAMES R. CRANE
                                   PRESIDENT
                        CIRCLE INTERNATIONAL GROUP, INC.
                              15350 VICKERY DRIVE
                             HOUSTON, TEXAS  77032
                                 (281) 618-3100
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

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                      DEREGISTRATION OF UNSOLD SECURITIES

         Pursuant to Registration Statement No. 333-38294 on Form S-8 (the "Registration Statement"), Circle International Group, Inc., a Delaware corporation ("Circle"), registered 350,000 shares of its common stock, par value $1.00 per share ("Circle Common Stock"), to be offered under the Circle International Group, Inc. Group Savings Plan.

         On July 2, 2000, EGL, Inc., a Texas corporation ("EGL"), EGL Delaware I, Inc., a Delaware corporation and wholly owned subsidiary of EGL ("Merger Sub"), and Circle entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of Merger Sub with and into Circle, with Circle surviving as a wholly owned subsidiary of EGL. The Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on October 2, 2000 (the "Effective Time"). Under the terms of the Merger Agreement, each outstanding share of Circle Common Stock was converted at the Effective Time into the right to receive one share of EGL common stock. As a result of the Merger, Circle terminated at the Effective Time all offerings of Circle Common Stock under its existing registration statements, including the Registration Statement.

         In accordance with an undertaking made by Circle in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Circle hereby removes from registration all shares of Circle Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 4, 2001.

                                                CIRCLE INTERNATIONAL GROUP, INC.


                                                By: /s/ ELIJIO V. SERRANO
                                                --------------------------------
                                                    Elijio V. Serrano
                                                    Vice President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated and on January 4, 2001.


      /s/ JAMES R. CRANE             President and Director (Principal Executive
----------------------------------   Officer)
          James R. Crane


     /s/ ELIJIO V. SERRANO           Vice President - Finance and Director
----------------------------------   (Principal Financial and Accounting
         Elijio V. Serrano           Officer)